EXHIBIT 10.49

LEASE AMENDMENT

THIS LEASE AMENDMENT (“Amendment”) is dated as of the 20 day of June, 2002 by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“Landlord”) and BWAY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.    Curto Reynolds Oelerich Inc. (“Original Landlord”) and Armstrong Containers, Inc. (“Original Tenant”) entered into that certain Lease dated February 11, 1991 (the “Lease”) with respect to those certain premises commonly known as 3400 N. Powell Avenue, Franklin Park, Illinois, (“Property”) as more particularly described in the Lease.

B.    Landlord is the successor to Original Landlord’s interest in the Lease.

C.    Tenant is the successor to Original Tenant’s interest in the Lease.

D.    The Term of the Lease expires on July 31, 2002, Tenant has requested an extension of the Term of the Lease, and therefore, the Term of the Lease shall be extended for an additional sixty (60) month period on the terms and conditions contained therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Recitals.  The Recitals are incorporated into this Amendment as if fully set forth in this Section 1.

2.    Definitions.  All terms used herein, unless otherwise specified, shall have the meaning ascribed to them in the Lease.

3.    Extension of Term.  The Term of the Lease is hereby extended for an additional sixty (60) month period commencing on August 1, 2002 and continuing through and including July 31, 2007 (“Extension Term”). All terms and conditions of the Lease, as amended hereby, shall remain in full force and effect through the Extension Term, except that fixed Rent for the Extension Term shall be set forth as follows:

Period (by lease month during Extension Term)	Annual fixed Rent	Monthly fixed Rent
01-12	$392,100.00	$32,675.00
13-24	$396,021.00	$33,001.75
25-36	$401,961.32	$33,496.78
37-48	$407,990.73	$33,999.23
49-60	$414,110.60	$34,509.22

4.    Renewal Option.  Tenant shall have the option (“Renewal Option”) to renew the Extended Term for all of the Premises as of the expiration date of the Extended Term, for one (1) additional period of five (5) years (“Renewal Term”) upon the following terms and conditions:

(a)    Tenant gives Landlord written notice of its exercise of the Renewal Option at least six (6) months prior to the expiration of the Extended Term.

(b)    Tenant is not in default under the Lease either on the date Tenant delivers the notice required under Section 4(a) above or at any time thereafter prior to the commencement of the Renewal Term.

(c)    All of the terms and provisions of the Lease (except this Section 4) shall be applicable to the Renewal Term, except that fixed Rent for the Renewal Term shall be determined as follows: fixed Rent for the First Renewal Term shall be equal to the greater of: (i) one hundred percent (100%) of the fixed Rent for the last year of the Initial Term, or (ii) Landlord’s determination of the Fair Value (as hereinafter defined). For purposes of this Lease, “Fair Value” shall mean Landlord’s determination, utilizing its reasonable judgment, of an annual amount per rentable square foot for each year of the applicable renewal term for which Fair Value is being determined beginning with the first (1st) day of the subject period that a willing, creditworthy, new non-equity tenant leasing comparable space to Tenant’s would pay and a willing, comparable landlord of a building comparable to the Building in the Chicago metropolitan area (“Market”) would accept at arm’s length, giving appropriate consideration to annual rental rate per rentable square foot, rental escalations, length of lease term, size and location of the premises being leased, and other generally applicable terms and conditions prevailing for comparable space in comparable buildings located in the Market.

5.    Real Estate Taxes.  The Parties hereto agree that Sections V.A. and V.B. of the Lease shall be deleted in their entirely and the following shall be substituted in lieu thereof:

“Lessee further agrees to pay, as additional rent for the Demised Premises, all real estate taxes (“Taxes”) which accrue during the Term of this Lease, and are levied, assessed or become a lien imposed upon the Demised Premises or any part thereof. Such additional rent shall be payable notwithstanding the fact that the amount of such Taxes may not be ascertainable or due and payable until after the expiration of the Term of this Lease; provided, however, that the Taxes levied against the Demised Premises shall be prorated between Lessor and Lessee as of the date of expiration of the Term of this Lease for the last year of said Term, all on the basis of the most recent ascertainable taxes as applied to the most recent assessed valuation of the Demised Premises. After the expiration of the Term hereof, including any extensions thereof, Lessee hereby agrees to reprorate Taxes. In the event of any increase in Taxes from the Taxes reflected on the proration made upon the expiration of the Term of this Lease, Lessee agrees to immediately pay Lessor such sums as reflected by such reproration.”

6.    No Other Modifications.  The Lease is only modified as set forth herein and in all other respects remains in full force and effect.

7.    No Default.  Tenant acknowledges that the Lease is in full force and effect and that there are no defaults thereunder or any conditions which with only the passage of time or giving of notice or both would become a default thereunder.

8.    Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.    Modification.  This Amendment may not be modified or amended except by written agreement executed by the parties hereto.

10.    Governing Law.  The validity, meaning and effect of this Amendment shall be determined in accordance with the laws of the State of Illinois.

11.    Counterparts.  This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.    Severability.  The parties hereto intend and believe that each provision in this Amendment comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Amendment is found by a court of law to be in violation of any applicable ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such provision to be illegal, void or unenforceable as written, then such provision shall be given force to the fullest possible extent that the same is legal, valid and enforceable and the remainder of this Amendment shall be construed as if such provision was not contained herein.

13.    Construction.  The headings of this Amendment are for convenience only and shall not define or limit the provisions hereof. Where the context so requires, words used in singular shall include the plural and vice versa, and words of one gender shall include all other genders. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

14.    No Third Party Beneficiaries.  This Amendment shall inure to the sole benefit of the parties hereto. Nothing contained herein shall create, or be construed to create, any right in any person not a party to this Amendment.

15.    Legal Review.  The parties hereto acknowledge that they have been advised by legal counsel of their choice in connection with the interpretation, negotiation, drafting and effect of this Amendment and they are satisfied with such legal counsel and the advice which they have received.

16.    Facsimile Signatures.  The parties hereto agree that the use of facsimile signatures for the negotiation and execution of this Amendment shall be legal and binding and shall have the same full force and effect as if originally signed.

17.    No Commissions.    The parties hereto acknowledge and agree that no real estate brokerage commission or finder’s fee shall be payable by either party in connection with this Amendment.

WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

TENANT: BYWAY CORPORATION, a Delaware Corporation		LANDLORD: CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ KEVIN C. KERN	By:	/s/ PAUL T. AHERN
	Its: CFO Name: Kevin C. Kern		Its: CHIEF INVESTMENT OFFICER Name: PAUL T. AHERN

By:	/s/ BRIAN M. SHEEHAN
Its: Vice President Controller Name: Brian M. Sheehan

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